TRANSACT TECHNOLOGIES REPORTS 2018
FOURTH QUARTER AND FULL YEAR RESULTS

2018 Fourth Quarter Net Sales of $11.8 Million Combined with
Quarterly Gross Margin of 50.1% Drives Diluted EPS of $0.12

Hamden, CT – March 6, 2019 – TransAct Technologies Incorporated (Nasdaq: TACT) (“TransAct” or the “Company”), a global leader in software-driven technology and printing solutions for high-growth markets, today reported operating results for the fourth quarter and full year ended December 31, 2018.

Summary of 2018 Q4 Results
(In millions, except per share and percentage data)

	Three Months Ended December 31,
	2018	2017
Net sales	$11.8	$13.2
Gross profit	$5.9	$6.6
Gross margin	50.1%	50.2%
Operating income	$1.1	$1.5
Net income (loss)	$1.0	$(0.4)
Net income (loss) per diluted share	$0.12	$(0.06)

Non-GAAP(1):
EBITDA	$1.2	$1.7
Adjusted EBITDA	$1.3	$1.8
Adjusted net income per diluted share	$0.12	$0.12

(1)
A reconciliation of each non-GAAP financial measure to the most comparable Generally Accepted Accounting Principles (“GAAP”) financial measure is included in this release. See “Non-GAAP Financial Measures” below for a discussion of these metrics.

Bart Shuldman, Chairman and Chief Executive Officer of TransAct, commented, “Throughout 2018 and to-date in 2019, the TransAct team has focused on building towards the transformational launch of BOHA!. This new ecosystem of cloud-based apps and companion hardware solutions is designed to address what we believe is a very large sales opportunity in providing critical back-of-house automation solutions to restaurant and foodservice operators. Importantly, while devoting resources to the development of the BOHA! solution suite, we simultaneously leveraged our strong position in the global casino and gaming industry throughout the year to drive further sales growth in this market. The growth in casino and gaming sales, combined with our increasing emphasis on the sale of higher value solutions, drove a 170 basis point improvement in our full year gross profit margin as well as a 69% and 67% improvement in 2018 full year net income and diluted earnings per share, respectively. This also delivered the cash flow that has allowed us to completely self-fund our all-important BOHA! development strategy.

“During the 2018 fourth quarter, global casino and gaming sales grew 21% year over year as we further expanded our share of the global casino market. In particular, we made initial shipments of our new Epic Edge ticket-in/ticket-out printer for a large domestic operator’s upcoming new casino opening. TransAct further benefited from our decision to change our sales approach to direct sales in Europe to better serve our large base of customers across the region. Our European direct sales team has achieved significant success for TransAct and their efforts were a key driver of the 43% full-year 2018 growth in casino and gaming sales to $26.6 million.

“As we work to expand our restaurant solutions business, TransAct recently achieved a significant milestone for this large market opportunity. Earlier this week we announced the launch of BOHA!, our new comprehensive ecosystem of cloud-based SaaS (Software as a Service) apps and hardware solutions that we believe will transform how restaurant and food service companies manage their back-of-house operations. With BOHA!, TransAct can now deliver a full, single-vendor suite of integrated software applications and hardware solutions designed to help customers automate a wide array of their back-of-house operations. The suite of powerful BOHA! solutions, which is launching with nine cloud-based SaaS applications and four companion hardware devices, will allow our customers to easily deploy automation and technology in their work flows and devote more of their attention towards delivering the best possible customer experience. Additionally, increased back-of-house automation will allow our customers to operate more efficiently, helping to offset continuously rising food and labor costs.

“The launch of BOHA! culminates what has been a true team effort across the TransAct organization and we are delighted to bring our one-stop solution for restaurants and food service companies of all sizes to market. TransAct’s new BOHA! platform and its suite of solutions demonstrates to existing and potential customers that we listen and take seriously their ever-evolving needs. We have worked tirelessly with restaurant and food service operators to determine how to best address their critical operations and developed BOHA! to simplify their processes into a single platform, single portal solution that eliminates the complexity of deploying solutions from multiple vendors. In addition, BOHA! is designed as a future-proof platform capable of evolving along with our customers which we believe is crucial and of increasing importance as restaurants and food service operators continue to explore new and more efficient ways to operate their businesses.

“Looking to 2019, we are focused on an aggressive sales effort to drive awareness for BOHA! and to turn initial interest into contracts and deployments. We have been working with a select number of restaurant operators through the development of the BOHA! solution suite and are pleased to have secured an initial order from one of these customers. As we begin to generate hardware sales from our terminals, handhelds and sensors while simultaneously building a backlog of SaaS revenue based on recurring monthly fees associated with app usage, we are more confident than ever that the decision to focus intently on this significant market opportunity has the potential to deliver meaningful shareholder value over time. We are excited by what the future holds and believe that our shareholders will benefit from a suite of products that we expect will be a long-term driver of growth.”

Review of Balance Sheet and Capital Return Initiatives
At December 31, 2018, TransAct had approximately $4.7 million of cash and cash equivalents and no debt. During the 2018 fourth quarter, the Company paid a dividend to common shareholders of $0.09 per share, which resulted in a return of capital of approximately $0.7 million for the quarter. TransAct made no stock repurchases during the 2018 fourth quarter and has approximately $3.0 million remaining under its existing $5.0 million share repurchase authorization. TransAct returned a total of $4.7 million to shareholders in the form of quarterly cash dividends and share repurchases during 2018.

Steve DeMartino, President and Chief Financial Officer of TransAct, added, “We closed our fiscal 2018 fourth quarter and entered 2019 with a strong, debt-free balance sheet and healthy financial flexibility that will allow TransAct to launch the BOHA! solution set, ultimately leading to a transformation of our business model from a traditional hardware model towards one built around recurring sales of SasS-based software. Given the nature of SaaS-related agreements, this transition will take some time to become apparent in our financial results. In the meantime, we expect to continue to benefit from our steady casino gaming business, resulting in attractive cash flow for use in the development and rollout of BOHA! as well as our consistent return of capital initiatives.  We believe that within our two key markets, serving the casino and gaming market with our Epic printers and Epicentral software and the restaurant solutions market with BOHA!, TransAct’s potential for long-term value creation is as strong as ever.”

Summary of 2018 Fourth Quarter Operating Results
TransAct generated 2018 fourth quarter net sales of $11.8 million compared with 2017 fourth quarter net sales of $13.2 million. Casino and gaming net sales in the 2018 fourth quarter were $5.3 million compared to $4.4 million in the prior-year period, reflecting a 10% decline in domestic casino and gaming sales and a 223% increase in international casino and gaming sales. Casino and gaming net sales included the first shipments of the Company’s new Epic Edge printer for a large domestic casino operator in support of an upcoming property opening and increased demand for the Epic 950 in international markets as a result of the Company’s direct sales efforts.  Restaurant solutions net sales were $1.0 million in the 2018 fourth quarter compared to $1.4 million in the 2017 fourth quarter, with increased sales of AccuDate XL terminals to three large customers more than offset by lower sales of the AccuDate 9700, which included sales to the Company’s former distributor. The Company recorded an approximate four-fold increase in label sales in its TransAct Services Group sales unit as a result of prior AccuDate terminal sales. POS automation and banking net sales decreased $0.2 million year over year to $1.4 million in the 2018 fourth quarter driven by a decline in sales of the Ithaca 9000 printer to McDonald’s from record levels in the prior-year period. Lottery printer net sales were $1.3 million in the 2018 fourth quarter compared to $1.9 million in the 2017 fourth quarter, reflecting lower sales to the Company’s single lottery customer. Printrex net sales were $235 thousand in the 2018 fourth quarter compared to $234 thousand in the 2017 fourth quarter, while the Company’s TransAct Services Group, inclusive of the AccuDate label sales noted above, generated net sales of $2.6 million in the 2018 fourth quarter compared to $3.7 million in the 2017 fourth quarter as a result of lower sales of lottery printer spare parts.

The Company recorded gross margin of 50.1% in the 2018 fourth quarter compared to gross margin of 50.2% in the 2017 fourth quarter. Gross profit in the 2018 fourth quarter was $5.9 million compared to $6.6 million in the prior-year period, primarily as a result of an 11% decrease in net sales.

Total operating expenses in the 2018 fourth quarter decreased 6% to $4.8 million compared to $5.1 million in the 2017 fourth quarter, primarily reflecting lower selling and marketing expenses and lower incentive compensation.

TransAct generated operating income of $1.1 million, or 9.1% of net sales, in the 2018 fourth quarter compared to $1.5 million, or 11.4% of net sales, for the 2017 fourth quarter. Net income in the 2018 fourth quarter was $1.0 million, or $0.12 per diluted share, compared to a net loss of $0.4 million, or a net loss of $0.06 per diluted share, in the prior-year period.

2018 Fourth Quarter Conference Call and Webcast
TransAct is hosting a conference call and webcast today, March 6, 2019, beginning at 4:30 p.m. ET to discuss 2018 fourth quarter and full year results and other matters. Both the call and the webcast are open to the general public. The conference call number is 678-825-8259 and the conference ID number is 5160948 (domestic or international). Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at www.transact-tech.com (select “Investor Relations” followed by “Events & Presentations”). Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Non-GAAP Financial Measures
TransAct is providing certain non-GAAP financial measures because the Company believes that these measures are helpful to investors and others in assessing the ongoing nature of what the Company’s management views as TransAct’s core operations. The Company believes that the non-GAAP financial measures of EBITDA and adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in the Company’s markets as well as by the Company’s management in assessing the Company’s performance. The Company uses these non-GAAP financial measures internally to focus management on the results of the Company’s core business. The presentation of this non-GAAP information is not considered superior to or a substitute for, and should be read in conjunction with, the financial information prepared in accordance with GAAP.

EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation and amortization and is adjusted for share-based compensation. The Company adjusts EBITDA for share-based compensation because the Company considers share-based compensation to be a non-cash expense similar to depreciation and amortization. A reconciliation of adjusted EBITDA to net income, the most comparable GAAP financial measure, can be found attached to this release.

EBITDA and adjusted EBITDA provide the Company with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. EBITDA and adjusted EBITDA may be useful to an investor in evaluating the Company’s operating performance because these measures are: (i) widely used by investors to measure a company’s operating performance without regard to non-recurring items excluded from the calculation of such measure; (ii) used as financial measurements by lenders and other parties to evaluate creditworthiness; and (iii) used by the Company’s management for various purposes including strategic planning and forecasting, assessing financial performance and paying incentive compensation.

About TransAct Technologies Incorporated
TransAct Technologies Incorporated is a global leader in developing software-driven technology and printing solutions for high-growth markets including restaurant solutions, POS automation, casino and gaming, lottery, and oil and gas. The Company’s solutions are designed from the ground up based on customer requirements and are sold under the BOHA!™, AccuDate™, EPICENTRAL®, Epic®, Ithaca®, and Printrex® brands. TransAct has sold over 3.3 million printers and terminals around the world and is committed to providing world-class software, service, spare parts and accessories to support its installed product base. Through the TransAct Services Group, the Company also provides customers with a complete range of supplies and consumable items both online at http://www.transactsupplies.com and through its direct sales team. TransAct is headquartered in Hamden, CT. For more information, please visit http://www.transact-tech.com or call (203) 859-6800.

Forward-Looking Statements
Certain statements in this press release include forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe", or "continue", or the negative thereof, or other similar words. All forward-looking statements involve risks and uncertainties, including, but not limited to, customer acceptance and market share gains, both domestically and internationally, in the face of substantial competition from competitors that have broader lines of products and greater financial resources; our competitors introducing new products into the marketplace; our ability to successfully develop new products; our dependence on significant customers; our dependence on significant vendors; our dependence on contract manufacturers for the assembly of a large portion of our products in Asia; our ability to protect intellectual property; our ability to recruit and retain quality employees as the Company grows; our dependence on third parties for sales outside the United States, including Australia, New Zealand, Latin America and Asia; the economic and political conditions in the United States, Australia, New Zealand, Europe, Latin America and Asia; marketplace acceptance of new products; risks associated with foreign operations; the availability of third-party components at reasonable prices; price wars or other significant pricing pressures affecting the Company's products in the United States or abroad; risks associated with potential future acquisitions; our line of restaurant solutions products driving increased adoption by customers; increased product costs or reduced customer demand for our products due to changes in U.S. policy that may result in trade wars or tariffs; and other risk factors detailed from time to time in TransAct's reports filed with the Securities and Exchange Commission. Actual results may differ materially from those discussed in, or implied by, the forward-looking statements. The forward-looking statements speak only as of the time of issuance of this press release, and the Company assumes no duty to update them to reflect new, changing or unanticipated events or circumstances.

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Investor Contact:
Steve DeMartino President and Chief Financial Officer TransAct Technologies Incorporated 203-859-6810	Richard Land, Joseph Jaffoni, Jim Leahy JCIR 212-835-8500 or tact@jcir.com

- Financial tables follow -

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
(In thousands, except per share amounts)	December 31,		December 31,
	2018	2017	2018	2017
Net sales	$11,755	$13,194	$54,587	$56,311
Cost of sales	5,869	6,574	27,844	29,649
Gross profit	5,886	6,620	26,743	26,662

Operating expenses:
Engineering, design and product development	1,066	1,143	4,576	4,303
Selling and marketing	1,753	1,960	7,203	7,561
General and administrative	1,994	2,016	8,205	7,984
	4,813	5,119	19,984	19,848
Operating income	1,073	1,501	6,759	6,814

Interest and other income (expense):
Interest, net	(6)	(8)	(27)	(33)
Other, net	(129)	(1)	(266)	(9)
	(135)	(9)	(293)	(42)

Income before income taxes	938	1,492	6,466	6,772
Income tax provision (benefit)	(24)	1,904	1,040	3,561
Net income (loss)	$962	$(412)	$5,426	$3,211

Net income (loss) per common share:
Basic	$0.13	$(0.06)	$0.73	$0.43
Diluted	$0.12	$(0.06)	$0.70	$0.42

Shares used in per share calculation:
Basic	7,431	7,478	7,444	7,423
Diluted	7,717	7,478	7,759	7,592

SUPPLEMENTAL INFORMATION – SALES BY SALES UNIT:
	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017
Restaurant solutions	$957	$1,407	$4,579	$4,758
POS automation and banking	1,372	1,570	7,273	7,905
Casino and gaming	5,319	4,402	26,593	18,615
Lottery	1,322	1,877	3,093	9,805
Printrex	235	234	1,297	1,052
TransAct Services Group	2,550	3,704	11,752	14,176
Total net sales	$11,755	$13,194	$54,587	$56,311

TRANSACT TECHNOLOGIES INCORPORATED
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
(In thousands)	2018	2017
Assets:
Current assets:
Cash and cash equivalents	$4,691	$5,507
Accounts receivable, net	8,025	10,948
Inventories	12,835	8,875
Other current assets	1,486	1,031
Total current assets	27,037	26,361

Fixed assets, net	2,272	2,169
Goodwill	2,621	2,621
Deferred tax assets	2,198	2,308
Intangible assets, net	797	458
Other assets	31	33
	7,919	7,589
Total assets	$34,956	$33,950

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,483	$3,841
Accrued liabilities	2,765	3,339
Deferred revenue	384	169
Total current liabilities	6,632	7,349

Deferred revenue, net of current portion	265	69
Deferred rent, net of current portion	250	271
Other liabilities	242	247
	757	587
Total liabilities	7,389	7,936

Shareholders’ equity:
Common stock	115	114
Additional paid-in capital	32,129	31,353
Retained earnings	27,515	24,756
Accumulated other comprehensive loss, net of tax	(82)	(99)
Treasury stock, at cost	(32,110)	(30,110)
Total shareholders’ equity	27,567	26,014
Total liabilities and shareholders’ equity	$34,956	$33,950

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Three months ended December 31, 2018
	Reported	Adjustments(1)	Adjusted Non-GAAP
Operating expenses	$4,813	$-	$4,813
% of net sales	40.9%		40.9%

Operating income	1,073	-	1,073
% of net sales	9.1%		9.1%

Income before income taxes	938	-	938
Income tax provision (benefit)	(24)	-	(24)
Net income	962	-	962
Diluted net income per share	$0.12	-	$0.12

(1)	No adjustments.

	Three months ended December 31, 2017
	Reported	Adjustments(2)	Adjusted Non-GAAP
Operating expenses	$5,119	$-	$5,119
% of net sales	38.8%		38.8%

Operating income	1,501	-	1,501
% of net sales	11.4%		11.4%

Income before income taxes	1,492	-	1,492
Income tax provision	1,904	(1,315)	589
Net income (loss)	(412)	1,315	903
Diluted net income (loss) per share	$(0.06)	$0.18	$0.12

(2)	Adjustment includes a $1,315 charge to income tax expense related to the write-down of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING NON-GAAP FINANCIAL MEASURES
(Unaudited, thousands of dollars, except percentages and per share amounts)

	Year ended December 31, 2018
	Reported	Adjustments(3)	Adjusted Non-GAAP
Operating expenses	$19,984	$-	$19,984
% of net sales	36.6%		36.6%

Operating income	6,759	-	6,759
% of net sales	12.4%		12.4%

Income before income taxes	6,466	-	6,466
Income tax provision	1,040	-	1,040
Net income	5,426	-	5,426
Diluted net income per share	$0.70	-	$0.70

(3)	No adjustments.

	Year ended December 31, 2017
	Reported	Adjustments(4)	Adjusted Non-GAAP
Operating expenses	$19,848	$-	$19,848
% of net sales	35.2%		35.2%

Operating income	6,814	-	6,814
% of net sales	12.1%		12.1%

Income before income taxes	6,772	-	6,772
Income tax provision	3,561	(1,315)	2,246
Net income	3,211	1,315	4,526
Diluted net income per share	$0.42	$0.18	$0.60

(4)	Adjustment includes a $1,315 charge to income tax expense related to the write-down of deferred tax assets resulting from the Tax Cuts and Jobs Act of 2017 that was enacted in December 2017.

TRANSACT TECHNOLOGIES INCORPORATED
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2018	2017	2018	2017
Net income (loss)	$962	$(412)	$5,426	$3,211

Interest expense, net	6	8	27	33
Income tax provision (benefit)	(24)	1,904	1,040	3,561
Depreciation and amortization	258	215	997	1,081

EBITDA	1,202	1,715	7,490	7,886

Share-based compensation expense	105	125	629	609

Adjusted EBITDA	$1,307	$1,840	$8,119	$8,495